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                                                                    EXHIBIT 23.2

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

    As independent public accountants, we hereby consent to the use of our report dated February 26, 1999, except for Note 21, as to which the date is March 26, 1999, on the consolidated financial statements of NFO Worldwide, Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three year period ended December 31, 1998, included in or made a part of this registration statement and to all references to our firm included in this registration statement.

                                          ARTHUR ANDERSEN LLP

New York, New York,
February 28, 2000.